CSE: LCU | OTCQB: LCGMF

Lion Copper Corp. Appoints John Banning To Board Of Directors

Yerington, Nevada - October 5, 2026 - Lion Copper Corp. ("Lion" or the "Company") (CSE: LCU; OTCQB: LCGMD) is pleased to announce the appointment of John Banning, the Company's President and Chief Executive Officer, to its Board of Directors, effective September 29, 2026.

Mr. Banning has served in senior executive leadership roles with Lion since 2024, initially as Chief Operating Officer and subsequently as Chief Executive Officer. During this period, he has led the advancement of the Company's Yerington Copper Project and broader Yerington copper portfolio through a series of significant technical, strategic and corporate milestones.

Under Mr. Banning's leadership, the Company completed the Pre-Feasibility Study for the Yerington Copper Project, advanced the project into definitive feasibility study and permitting, secured approximately US$30 million in Stage 3 investment from Nuton, a Rio Tinto venture, and advanced the Bear Deposit through its maiden Mineral Resource Estimate, defining an Indicated Resource of 6.71 billion pounds of contained copper (1,064Mt @ 0.29$ Cu) and an Inferred Resource of 8.77 billion pounds of contained copper (1.770 Mt @ 0.22% Cu) significantly expanding the scale of Lion's copper resource portfolio (for full details please reference our news release on September 14, 2026 "Lion Copper Corp. Announces Filing of NI 43-101 Technical Report for Bear Deposit").

The appointment of Mr. Banning to the Board further aligns the Company's executive leadership and governance as Lion advances the Yerington Copper Project through definitive feasibility, permitting and its next stage of development.

Tom Patton, Co-Chair of Lion Copper Corp., commented:

"John has played a central role in advancing Lion and the Yerington Copper Project through an important period of transformation and growth. His operational, project development and corporate leadership experience, together with his detailed knowledge of the Company and its assets, will be valuable additions to the Board as we advance Yerington toward development."

John Banning, CEO, commented:

"I am pleased to join Lion's Board at an important stage in the Company's development. We have made substantial progress in advancing Yerington and demonstrating the broader potential of our copper portfolio. I look forward to working with the Board and our team as we continue to advance the project through definitive feasibility, permitting and toward development."

Qualified Person

The scientific and technical information contained in this news release has been reviewed and approved by John Banning, QP-MMSA, Chief Executive Officer of the Company and a Qualified Person as defined under National Instrument 43-101.

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About Lion Copper Corp.

Lion Copper Corp. is a copper development company advancing its flagship copper assets in Yerington, Nevada, through a strategic Earn-In Agreement with Nuton, a Rio Tinto venture. The Company's principal assets include the Yerington Copper Project and the Bear Deposit.

Further information can be found at www.lioncg.com.

John Banning
Chief Executive Officer & Director

For more information, please contact:

Email: info@lioncg.com

Neither the Canadian Securities Exchange nor its Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.

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